EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2024 Results and Introduces Full Year 2025 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the fourth quarter and full year 2024.
YEAR END 2024 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2024
Revenues	$4.4	$15.7
Net Income[1]	$1.0	$3.3
Consolidated Adjusted EBITDA[2]	$1.6	$6.2
Distributable Cash Flow[2]	$1.1	$3.7
2025 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2025
Consolidated Adjusted EBITDA[2]	$6.5	-	$7.0
Distributable Cash Flow[2]	$4.1	-	$4.6
RECENT HIGHLIGHTS
•During the three and twelve months ended December 31, 2024, Cheniere generated revenues of approximately $4.4 billion and $15.7 billion, net income1 of approximately $1.0 billion and $3.3 billion, Consolidated Adjusted EBITDA2 of approximately $1.6 billion and $6.2 billion, and Distributable Cash Flow2 of approximately $1.1 billion and $3.7 billion, respectively.
•Introducing full year 2025 Consolidated Adjusted EBITDA2 guidance of $6.5 billion - $7.0 billion and full year 2025 Distributable Cash Flow2 guidance of $4.1 billion - $4.6 billion, with over 90% of forecasted operational volumes expected to be sold in relation to long-term agreements.
•Pursuant to Cheniere’s comprehensive capital allocation plan, Cheniere deployed approximately $5.4 billion towards accretive growth, balance sheet management and shareholder returns in 2024. During the three and twelve months ended December 31, 2024, Cheniere repurchased an aggregate of approximately 1.5 million and 13.8 million shares of common stock for approximately $281 million and $2.3 billion, respectively, repaid $350 million and $800 million of consolidated long-term indebtedness, respectively, and paid quarterly dividends of $0.500 and $1.805 per share of common stock, respectively, totaling approximately $112 million and $412 million, respectively.
•In January 2025, Cheniere declared a dividend with respect to the fourth quarter 2024 of $0.500 per share of common stock, which is payable on February 21, 2025.
•In December 2024, Cheniere announced that liquefied natural gas (“LNG”) was produced for the first time from the first train of the CCL Stage 3 Project (defined below) with substantial completion expected to be achieved by the end of the first quarter of 2025. In February 2025, the first cargo of LNG was produced from the CCL Stage 3 Project.

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1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•In November 2024, Cheniere announced the publication of an updated life cycle assessment (LCA) study for greenhouse gas (“GHG”) emissions intensities of its LNG. The peer-reviewed study includes a novel gas-pathing algorithm that further improves the modeling of GHG emissions across Cheniere’s supply chain, utilizing actual operational data and leveraging Cheniere’s Quantification, Monitoring, Reporting and Verification (QMRV) program.

CEO COMMENT
“The outstanding financial and operational results achieved in 2024 are a testament to the dedication to safety, operational excellence and execution across our business demonstrated by each and every Cheniere employee,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We exported a record 646 cargoes of LNG in 2024, while once again delivering top quintile safety performance. Record production, coupled with strategic portfolio optimization, enabled us to achieve financial results at or above the high end of our guidance ranges, while the commissioning and startup of Corpus Christi Stage 3 positions us to further serve the global market with our reliable, affordable and cleaner-burning LNG.”

“Today we introduce our financial guidance ranges for 2025, which are largely informed by our production forecast and the expected completion of the first three trains at Stage 3 this year. We expect 2025 to be another record year for LNG production as Stage 3 trains are completed, and we look forward to delivering financial results within these ranges and further enhancing the long-term value proposition of Cheniere.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Revenues	$4,436	$4,823	(8)%	$15,703	$20,394	(23)%
Net income[1]	$977	$1,377	(29)%	$3,252	$9,881	(67)%
Consolidated Adjusted EBITDA[2]	$1,577	$1,650	(4)%	$6,155	$8,771	(30)%
LNG exported:
Number of cargoes	167	169	(1)%	646	637	1%
Volumes (TBtu)	604	616	(2)%	2,327	2,300	1%
LNG volumes loaded (TBtu)	606	615	(1)%	2,327	2,299	1%
Net income1 decreased approximately $400 million and $6.6 billion for the three and twelve months ended December 31, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were primarily attributable to approximately $599 million and $6.7 billion of unfavorable variances related to changes in fair value of our derivative instruments (before tax and non-controlling interests) (further described below) for the three and twelve months ended December 31, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were partially offset by lower provisions for income tax, as well as lower net income attributable to non-controlling interests during both periods.
Consolidated Adjusted EBITDA decreased approximately $73 million and $2.6 billion for the three and twelve months ended December 31, 2024, respectively, as compared to the corresponding 2023 periods. The decreases were primarily due to the moderation of international gas prices, resulting in lower total margins per MMBtu of LNG delivered, as well as a higher proportion of our LNG being sold under long-term contracts during both 2024 periods as compared to the corresponding 2023 periods.
A portion of the derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG sale and purchase agreements. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value each reporting period on a mark-to-market basis, but do not currently permit mark-to-market recognition of the corresponding sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and changes in international forward commodity curves during the three and twelve months ended December 31, 2024, we recognized $91 million and $1.4 billion, respectively, of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests), compared to $1.3 billion and $7.1 billion of non-cash favorable changes in fair value in the corresponding 2023 periods, respectively.
Share-based compensation expenses included in net income totaled $76 million and $215 million for the three and twelve months ended December 31, 2024, respectively, compared to $122 million and $250 million for the corresponding 2023 periods, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of December 31, 2024 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of December 31, 2024:

December 31, 2024
Cash and cash equivalents (1)	$2,638
Restricted cash and cash equivalents (2)	552
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	776
Cheniere Partners Revolving Credit Facility	1,000
Cheniere Corpus Christi Holdings, LLC (“CCH”) Credit Facility	3,260
CCH Working Capital Facility	1,390
Cheniere Revolving Credit Facility	1,250
Total available commitments under our credit facilities	7,676

Total available liquidity	$10,866
(1) $270 million of cash and cash equivalents was held by our consolidated variable interest entities (“VIEs”).
(2) $125 million of restricted cash and cash equivalents was held by our consolidated VIEs.
Recent Key Financial Transactions and Updates
During the three months ended December 31, 2024, SPL repaid $350 million in principal amount of its 5.625% Senior Secured Notes due 2025 with cash on hand.

LIQUEFACTION PROJECTS OVERVIEW
SPL Project
Through Cheniere Partners, we operate six natural gas liquefaction Trains for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).

SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. In February 2024, certain subsidiaries of Cheniere Partners submitted an application to the Federal Energy Regulatory Commission (“FERC”) for authorization to site, construct and operate the SPL Expansion Project, as well as an application to the Department of Energy (“DOE”) requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries, both of which applications exclude debottlenecking. In October 2024, we received authorization from the DOE to export LNG to FTA countries.
CCL Project
We operate three natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of seven midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”). First LNG production from the first train of the CCL Stage 3 Project was achieved in December 2024, and the first cargo of LNG was produced in February 2025.
CCL Stage 3 Project Progress as of December 31, 2024:

CCL Stage 3 Project
Project Status	Under Construction / Commissioning
Project Completion Percentage	77.2%(1)
Expected Substantial Completion	1H 2025 - 2H 2026
(1) Engineering 97.2% complete, procurement 97.2% complete, subcontract work 88.2% complete and construction 42.6% complete.
CCL Midscale Trains 8 & 9 Project
We are developing two additional midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project, and in April 2023, filed an application with the DOE requesting authorization to export LNG to FTA and non-FTA countries. In July 2023, we received authorization from the DOE to export LNG to FTA countries. In June 2024, we received a positive Environmental Assessment from the FERC and anticipate receiving all remaining necessary regulatory approvals for the project in 2025.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2024 on Thursday, February 20, 2025, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of February 14, 2025, approximately 3,930 cumulative LNG cargoes totaling approximately 270 million tonnes of LNG have been produced, loaded and exported from the SPL Project and the CCL Project.
During the three and twelve months ended December 31, 2024, we exported 604 and 2,327 TBtu, respectively, of LNG from our liquefaction projects. 39 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of December 31, 2024, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2024:

(in TBtu)	Three Months Ended December 31, 2024	Twelve Months Ended December 31, 2024
Volumes loaded during the current period	606	2,327
Volumes loaded during the prior period but recognized during the current period	38	37
Less: volumes loaded during the current period and in transit at the end of the period	(39)	(39)
Total volumes recognized in the current period	605	2,325
In addition, during the three and twelve months ended December 31, 2024, we recognized 10 and 24 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
LNG revenues	$4,266	$4,585	$14,899	$19,569
Regasification revenues	33	34	135	135
Other revenues	137	204	669	690
Total revenues	4,436	4,823	15,703	20,394

Operating costs and expenses
Cost of sales (excluding items shown separately below) (2)	1,746	1,427	6,021	1,356
Operating and maintenance expense	493	459	1,857	1,835
Selling, general and administrative expense	142	178	441	474
Depreciation, amortization and accretion expense	308	304	1,220	1,196
Other operating costs and expenses	8	20	36	44
Total operating costs and expenses	2,697	2,388	9,575	4,905

Income from operations	1,739	2,435	6,128	15,489

Other income (expense)
Interest expense, net of capitalized interest	(240)	(270)	(1,010)	(1,141)
Gain (loss) on modification or extinguishment of debt	—	—	(9)	15
Interest and dividend income	40	64	189	211
Other income (expense), net	6	(3)	5	4
Total other expense	(194)	(209)	(825)	(911)

Income before income taxes and non-controlling interests	1,545	2,226	5,303	14,578
Less: income tax provision	261	400	811	2,519
Net income	1,284	1,826	4,492	12,059
Less: net income attributable to non-controlling interests	307	449	1,240	2,178
Net income attributable to Cheniere	$977	$1,377	$3,252	$9,881

Net income per share attributable to Cheniere—basic (3)	$4.35	$5.79	$14.24	$40.99
Net income per share attributable to Cheniere—diluted (3)	$4.33	$5.76	$14.20	$40.72

Weighted average number of common shares outstanding—basic	224.5	237.8	228.4	241.0
Weighted average number of common shares outstanding—diluted	225.4	239.0	229.1	242.6

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $0.6 billion and $1.4 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and twelve months ended December 31, 2024, as compared to $1.0 billion and $8.0 billion of gains in the corresponding 2023 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2024	2023

ASSETS
Current assets
Cash and cash equivalents	$2,638	$4,066
Restricted cash and cash equivalents	552	459
Trade and other receivables, net of current expected credit losses	727	1,106
Inventory	501	445
Current derivative assets	155	141
Margin deposits	128	18
Other current assets, net	100	96
Total current assets	4,801	6,331

Property, plant and equipment, net of accumulated depreciation	33,552	32,456
Operating lease assets	2,684	2,641
Derivative assets	1,903	863
Deferred tax assets	19	26
Other non-current assets, net	899	759
Total assets	$43,858	$43,076

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$171	$181
Accrued liabilities	2,179	1,780
Current debt, net of unamortized discount and debt issuance costs	351	300
Deferred revenue	163	179
Current operating lease liabilities	592	655
Current derivative liabilities	902	750
Other current liabilities	83	43
Total current liabilities	4,441	3,888

Long-term debt, net of unamortized discount and debt issuance costs	22,554	23,397
Operating lease liabilities	2,090	1,971
Derivative liabilities	1,865	2,378
Deferred tax liabilities	1,856	1,545
Other non-current liabilities	992	877
Total liabilities	33,798	34,056

Commitments and contingencies

Redeemable non-controlling interest	7	—

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 278.7 million shares and 277.9 million shares issued at December 31, 2024 and 2023, respectively	1	1
Treasury stock: 54.7 million shares and 40.9 million shares at December 31, 2024 and 2023, respectively, at cost	(6,136)	(3,864)
Additional paid-in-capital	4,452	4,377
Retained earnings	7,382	4,546
Total Cheniere stockholders’ equity	5,699	5,060
Non-controlling interests	4,354	3,960
Total stockholders’ equity	10,053	9,020
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$43,858	$43,076

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated VIEs, substantially all of which are related to Cheniere Partners. As of December 31, 2024, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.3 billion and $17.9 billion, respectively, including $270 million of cash and cash equivalents and $125 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2024 and 2023 (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income attributable to Cheniere	$977	$1,377	$3,252	$9,881
Net income attributable to non-controlling interests	307	449	1,240	2,178
Income tax provision	261	400	811	2,519
Interest expense, net of capitalized interest	240	270	1,010	1,141
Loss (gain) on modification or extinguishment of debt	—	—	9	(15)
Interest and dividend income	(40)	(64)	(189)	(211)
Other expense (income), net	(6)	3	(5)	(4)
Income from operations	$1,739	$2,435	$6,128	$15,489
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	308	304	1,220	1,196
Gain from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(487)	(1,085)	(1,313)	(8,026)
Total non-cash compensation expense (recovery)	15	(18)	114	96
Other operating costs and expenses	2	14	6	16
Consolidated Adjusted EBITDA	$1,577	$1,650	$6,155	$8,771

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to Cheniere for the three and twelve months ended December 31, 2024 and forecast amounts for full year 2025 (in billions):

	Three Months Ended December 31,	Twelve Months Ended December 31,	Full Year
	2024	2024	2025
Net income attributable to Cheniere	$0.98	$3.25	$2.5	-	$2.9
Net income attributable to non-controlling interests	0.31	1.24	1.1	-	1.1
Income tax provision	0.26	0.81	0.6	-	0.7
Interest expense, net of capitalized interest	0.24	1.01	1.0	-	1.0
Depreciation, amortization and accretion expense	0.31	1.22	1.3	-	1.3
Other income, financing costs, and certain non-cash operating expenses	(0.52)	(1.38)	0.1	-	0.1
Consolidated Adjusted EBITDA	$1.58	$6.16	$6.5	-	$7.0
Interest expense (net of capitalized interest and amortization)	(0.22)	(0.95)	(0.9)	-	(0.9)
Maintenance capital expenditures	(0.08)	(0.17)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.02)	(0.48)	(0.3)	-	(0.3)
Other income	0.03	0.15	0.0	-	0.0
Consolidated Distributable Cash Flow	$1.29	$4.71	$5.1	-	$5.7
Distributable Cash Flow attributable to non-controlling interest	(0.24)	(0.98)	(1.0)	-	(1.1)
Cheniere Distributable Cash Flow	$1.05	$3.73	$4.1	-	$4.6

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2025 full year Distributable Cash Flow guidance does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application, including those related to the corporate alternative minimum tax or prospective tax reform. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.